 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 1, 2011
Infusion Brands International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
 (Address of principal executive offices) (zip code)

 (727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement

On September 1, 2011, Infusion Brands International, Inc. (the “Company”) entered into an oral agreement with a certain accredited investor (the “Investor”) to sell the Investor , subject to the filing of an amendment to the Certificate of Designation of its Series G Convertible Stock (the “Preferred Stock”) 1,000,000  shares of its Preferred Stock and Series G Warrants to purchase an aggregate of 10,000,000 shares of the Company’s common stock (the “Warrants” and, together with the Preferred Stock, the “Private Placement Securities”). The purchase price of the Private Placement Securities is One Million Dollars ($1,000,000), and the funds were received from the Investor on September 1, 2011. However, a stock purchase agreement and other related transaction documents (the “Transaction Documents”) are in the process of being drafted with the Investor and, accordingly, have not been executed at this time.  The Private Placement Securities will be issued to the Investor upon the execution of the Transaction Documents and upon the amending of the certificate of designation of the Preferred Stock.

Item 3.02  Unregistered Sale of Equity Securities

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02 of this Current Report on Form 8-K. The Preferred Stock and the Warrants were all sold and issued only to “accredited investors,” as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”) were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act of 1933 and corresponding provisions of state securities laws.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Infusion Brands International, Inc.

Dated: September 8, 2011	By: /s/ Robert DeCecco
Name: Robert DeCecco
Title: Chief Executive Officer